EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Mike Lawlor 281/272-4500 USL #02-10

U S LIQUIDS ENTERS INTO AN AGREEMENT WITH TRINITY STORAGE
SERVICES L.P. FOR PURCHASE OF PERMITTED TRANSFER STATIONS

     HOUSTON (July 24) – U S Liquids Inc. (AMEX: USL), announced today that it has entered into an agreement to purchase seven oilfield waste transfer stations along the Gulf Coast of Louisiana and Texas from Trinity Storage Services L.P. The approximate purchase price for these assets is $3 million. The company expects the transaction to be finalized in approximately 45 days.

     The Louisiana transfer stations are in Cameron, Fourchon, Berwick/Morgan City, Intracoastal City and Venice, Louisiana. The Texas facilities are located in Galveston and Corpus Christi. 2001 revenues generated by these transfer stations were approximately $10 million.

     U S Liquids’ Oilfield Waste Division has served the industry for more than 20 years. For the past five years, U S Liquids was contractually restricted from competing in the Gulf of Mexico and inland waters markets under the terms of a non-compete agreement with Newpark Resources. As previously announced, that agreement expired on July 1, 2002.

     “The transfer stations will enhance our oilfield services, enabling us to reenter the growing Gulf of Mexico oil and gas market,” said Mike Lawlor, U S Liquids’ Chief Executive Officer. “The market size for the processing and disposal of offshore oilfield waste exceeded

411 N. Sam Houston Pkwy. E., Suite o Houston, Texas 77060 o (281) 272-4500 o (281) 272-4545

$40 million in 2001. As the market rebounds, this acquisition will put us in a position to compete directly for this business.”

     With four oilfield waste processing and disposal facilities in Louisiana (including two along the Intracoastal Canal) and two others in Texas, U S Liquids has strategically situated oilfield waste processing facilities in or near all of the major oil and gas producing areas along the Gulf Coast from Alabama to Mexico. The Trinity transfer stations, which are also strategically situated along the Intracoastal Waterway, will provide collection points for the receipt of offshore oilfield wastes from all of the major Gulf Coast markets.

     U S Liquids Inc. is the North American leader in liquid waste management services and is among the premier providers for the collection, processing, recovery and disposal of sludge and solid industrial waste.

     This release includes forward-looking statements. These forward-looking statements and the Company’s business and prospects are subject to risks and uncertainties any of which could cause actual results to differ materially from expected results. These risks and uncertainties are described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and in the Company’s subsequent SEC filings.